UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

Curis, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30347	04-3505116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

128 Spring Street, Building C - Suite 500, Lexington, MA 02421

(Address of Principal Executive Offices) (Zip Code)

(617) 503-6500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CRIS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On August 4, 2022, Curis, Inc. (the “Company”) announced its financial results for the three- and six-month periods ended June 30, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 4, 2022, the Board of Directors (the “Board”) of the Company appointed Diantha Duvall to the position of chief financial officer, treasurer, assistant secretary, principal financial officer and principal accounting officer of the Company effective as of August 5, 2022. Ms. Duvall, age 51, joined the Company on July 26, 2022 as senior vice president of strategy. Ms. Duvall previously served as chief financial officer of Genocea Biosciences, Inc., a biotechnology company focused on the development of neoantigen cancer immunotherapies, from March 2019 to July 2022. Prior to that, Ms. Duvall served as vice president, finance and chief accounting officer at Bioverativ, Inc., a biopharmaceutical company focused on therapies for hemophilia and other rare blood disorders, from February 2017 to January 2019. Prior to joining Bioverativ, Inc., Ms. Duvall was global commercial controller and U.S. commercial controller at Biogen, Inc. in 2016 and 2015, respectively. Prior to Biogen, Inc., Ms. Duvall held a number of positions of increasing responsibility at Merck and Co., Inc. from 2009 to 2015. Ms. Duvall holds a B.A. in economics and public policy from Colby College and an M.S. in accounting and MBA from Northeastern University.

On August 4, 2022, the Company entered into an employment agreement with Ms. Duvall. Ms. Duvall’s current base salary, which is subject to annual review by the Board and/or the Compensation Committee, was set at $478,400 per annum. Ms. Duvall’s agreement also provides for three weeks paid vacation per year and for reimbursement of specified expenses related to her estate planning and tax preparation up to an annual maximum of $7,500 for which an associated gross-up payment for applicable taxes is also provided. Ms. Duvall is entitled to participate in the Company’s medical and other benefits program, and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the Board and/or Compensation Committee at a target bonus rate of 40% of her annual base salary, to be paid in the form of cash or capital stock. Ms. Duvall is also entitled to receive severance benefits under the agreement in the event of her termination by the Company without cause (after 30 days’ notice by the Company) or by Ms. Duvall for good reason (as defined in the agreement) comprised of (i) nine months’ pay at her then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of termination without cause (after 30 days’ notice by the Company) or by Ms. Duvall for good reason within 12 months following a change in control of the Company, Ms. Duvall will be entitled to receive (i) an amount equal to the sum of (x) her base salary and (y) her target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, as well as (iii) COBRA premium benefits for up to 12 months. The employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Ms. Duvall in a better net position than bearing the tax penalties under Section 280G of the Internal Revenue Code, and specified indemnification provisions in connection with claims arising in her capacity as our executive officer, provided that she acted in good faith and in a manner that she reasonably believed to be in, or not opposed to, the best interests of the Company.

The foregoing summary of Ms. Duvall’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, a copy of which we intend to file as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

(e)

Reference is made to the disclosure in Item 5.02(c) above regarding Ms. Duvall’s employment agreement.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 4, 2022

104	Cover Page Interactive Data File (embedded within the InLine XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: August 4, 2022	By:	/S/ JAMES E. DENTZER
James E. Dentzer
President and Chief Executive Officer